As filed with the Securities and Exchange Commission on August 11, 2020

Registration No. 333-240260

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1 TO

FORM F-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Immatics N.V.

(Exact Name of Registrant as specified in its charter)

The Netherlands	2836	Not Applicable
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Paul-Ehrlich-Straße 15

72076 Tübingen, Federal Republic of Germany

Tel: +49 (7071) 5397-0

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Edward A. Sturchio

Immatics US, Inc.

2130 W. Holcombe Blvd., Suite 900

Houston, Texas 77030

(281) 810-7545

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitchell S. Bloom, Esq. Edwin M. O’Connor, Esq. Goodwin Procter LLP 100 Northern Avenue Boston, Massachusetts 02210 (617) 570-1000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.   ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.   ☐

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.

Emerging growth company   ☒

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards† provided pursuant to Section 7(a)(2)(B) of the Securities Act.   ☐

† The term “new or revised financial accounting standard” refers to any update issued by the Financial Accounting Standards Board to its Accounting Standards Codification after April 5, 2012.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Explanatory Note

This Amendment No. 1 to the Registration Statement on Form F-1 is being filed solely for the purpose of filing Exhibit 5.1. Accordingly, this Amendment No. 1 consists only of the facing page, this explanatory note and Part II of the Registration Statement, including the signature page and the exhibit index. No changes are being made to Part I of the Registration Statement by this filing and therefore it has been omitted.

PART II

Information Not Required in Prospectus

Item 6.	Indemnification of Directors and Officers.

Under Dutch law, directors of a Dutch public company may be held jointly and severally liable to the company for damages in the event of improper performance of their duties. In addition, directors may be held liable to third parties for any actions that may give rise to a tort. This applies equally to our managing directors, supervisory directors, non-executive directors and executive directors.

Pursuant to our articles of association and unless Dutch law provides otherwise, the following will be reimbursed to actual and former managing directors, supervisory directors, non-executive directors and executive directors and other members of the executive committee:

(i)

the costs of conducting a defense against claims, also including claims by the company and its group companies, as a consequence of any acts or omissions in the fulfillment of their duties or any other duties currently or previously performed by them at our request;

(ii)	any damages or financial penalties payable by them as a result of any such acts or omissions;

(iii)	any amounts payable by them under settlement agreements entered into by them in connection with any such acts or omissions;

(iv)	the costs of appearing in other legal proceedings in which they are involved in such capacity, with the exception of proceedings primarily aimed at pursuing a claim on their own behalf; and

(v)	any taxes payable by them as a result of any reimbursements.

No indemnification shall be given to an indemnified officer or director under our articles of association unless:

(i)

it has been adjudicated by a Dutch court or, in the case of arbitration, an arbitrator, in a final and conclusive decision that the act or omission may be characterized as intentional, deliberately reckless or grossly negligent conduct, unless Dutch law provides otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

(ii)	the costs or financial loss are covered by an insurance and the insurer has paid out the costs or financial loss.

We have entered into indemnification agreement with each of our directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7.	Recent Sales of Unregistered Securities.

Set forth below is information regarding all securities sold or granted by us within the past three years that were not registered under the Securities Act and the consideration, if any, received by us for such securities:

•

In connection with the closing of the Business Combination, on July 1, 2020, we issued (i) 52,493,617 ordinary shares to former securityholders of Immatics OpCo and ARYA in exchange for their securities in Immatics OpCo and ARYA, as applicable, and (ii) 7,187,500 public warrants to former warrant holders of ARYA in exchange for outstanding public warrants of ARYA (other than public warrants held by the ARYA Sponsor, which were forfeited).

•

In connection with the closing of the PIPE Financing, on July 1, 2020, we issued 10,415,000 ordinary shares to the PIPE investors for gross proceeds of approximately $104.2 million, $25.0 million of which was funded by an affiliate of the ARYA Sponsor.

The foregoing securities issuances were made in reliance upon the exemption provided in Section 4(a)(2) of the Securities Act and/or Regulation D or Regulation S promulgated thereunder.

Item 8.	Exhibits and Financial Statement Schedules.

(a) The following exhibits are included or incorporated by reference in this registration statement on Form F-1:

Exhibit Index

Exhibit No.	Description

2.1	Business Combination Agreement, dated as of March 17, 2020, by and among ARYA Sciences Acquisition Corp., Immatics Biotechnologies GmbH, Immatics B.V., Immatics Merger Sub 1 and Immatics Merger Sub 2 (incorporated by reference to Exhibit 2.1 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

2.2	Amendment No. 1 to Business Combination Agreement, dated as of June 7, 2020, by and among ARYA Sciences Acquisition Corp., Immatics Biotechnologies GmbH, Immatics B.V., Immatics Merger Sub 1 and Immatics Merger Sub 2 (incorporated by reference to Exhibit 2.2 to Amendment No. 3 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 8, 2020)

2.3	Plan of First Merger (incorporated by reference to Exhibit 2.3 to Amendment No. 3 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 8, 2020)

2.4	Plan of Second Merger (incorporated by reference to Exhibit 2.4 to Amendment No. 3 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 8, 2020)

3.1*	Deed of Conversion of Immatics B.V. and Articles of Association of Immatics N.V.

4.1	Amended and Restated Warrant Agreement, between Continental Stock Transfer & Trust Company, Immatics B.V. and ARYA Sciences Acquisition Corp. (incorporated by reference to Exhibit 4.1 to Amendment No. 2 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 5, 2020)

5.1	Opinion of CMS Derks Star Busmann N.V. regarding the validity of ordinary shares

10.1*	Investor Rights and Lock-up Agreement

10.2	Form of Subscription Agreement (incorporated by reference to Exhibit 10.2 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.3	Form of Sponsor Letter Agreement (incorporated by reference to Exhibit 10.3 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.4**	Form of Indemnification Agreement (Executive Officers and Directors) (incorporated by reference to Exhibit 10.4 to Amendment No. 2 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 5, 2020)

10.5†	Collaboration & License Agreement, dated as of August 14, 2015, by and between Immatics US, Inc. and The University of Texas M.D. Anderson Center (incorporated by reference to Exhibit 10.5 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.6†	License Royalty Adjustment Agreement, dated as of January 5, 2016, by and between Immatics US, Inc. and The Board of Regents of The University of Texas System on behalf of the University of Texas M.D. Anderson Cancer Center (incorporated by reference to Exhibit 10.6 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.7†	Master Clinical Trial Agreement, dated as of December 1, 2016, by and between Immatics US, Inc. and The University of Texas MD Anderson Center (incorporated by reference to Exhibit 10.7 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.8†	Restricted Stock Acquisition Agreement, dated as of August 14, 2015, by and between Immatics US, Inc. and The University of Texas M.D. Anderson Cancer Center (incorporated by reference to Exhibit 10.8 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.9†	Non-Exclusive License Agreement, dated as of August 3, 2015, by and between Immatics Biotechnologies GmbH and Stichting Sanquin Bloedvoorziening (incorporated by reference to Exhibit 10.9 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.10†	Facilities/Equipment Use and Services Agreement, dated as of September 1, 2015, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.10 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.11†	Amendment Number 1 — Facilities/Equipment Use and Services Agreement, dated as of February 1, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.11 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.12†	Amendment Number 2 — Facilities/Equipment Use and Services Agreement, dated as of August 10, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.12 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.13†	Amendment Number 3 — Facilities/Equipment Use and Services Agreement, dated as of October 1, 2016, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.13 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.14†	Amendment Number 4 — Facilities/Equipment Use and Services Agreement, dated as of April 1, 2017, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.14 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.15†	Amendment Number 5 — Facilities/Equipment Use and Services Agreement, dated as of July 1, 2018, by and between Immatics US, Inc. and The University of Texas Health Science Center at Houston (incorporated by reference to Exhibit 10.15 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on April 16, 2020)

10.16**	2020 Stock Option Incentive Plan and forms of award agreements thereunder (incorporated by reference to Exhibit 10.16 to Amendment No. 3 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 8, 2020)

21.1	List of subsidiaries of Immatics N.V. (incorporated by reference to Exhibit 21.1 to Amendment No. 2 to the Registration Statement on Form F-4 (Reg. No. 333-237702), filed with the SEC on June 5, 2020)

23.1	Consent of CMS Derks Star Busmann N.V. (included in Exhibit 5.1 to this Registration Statement).

23.2*	Consent of PricewaterhouseCoopers GmbH Wirtschaftsprüfungsgesellschaft, independent registered accounting firm for Immatics Biotechnologies GmbH

23.3*	Consent of WithumSmith+Brown, PC, independent registered accounting firm of ARYA Sciences Acquisition Corp.

24.1*	Power of attorney (included on the signature page to the Registrant’s Registration Statement on Form F-1 filed on July 31, 2020)

*	Previously filed.

**	Indicates a management contract or any compensatory plan, contract or arrangement.

†	Certain information has been excluded from the exhibit because such information (i) is not material and (ii) would likely cause competitive harm to the registrant if publicly disclosed.

(b)    Financial Statement Schedules.

All schedules have been omitted because they are not required, are not applicable or the information is otherwise set forth in the financial statements or notes thereto.

Item 9.	Undertakings.

(a)    The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement provided, however, that:

Paragraphs (i), (ii) and (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That for the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to the registration statement to include any financial statements required by “Item 8.A. of Form 20-F” at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Securities Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A. of Form 20-F if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	If the registrant is relying on Rule 430B:

(A)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(ii)

If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(c)	The undersigned registrant hereby undertakes:

(1)

That for purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)

For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Amendment No. 1 to the Registration Statement on Form F-1 and has duly caused this Amendment No. 1 to the Registration Statement on Form F-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Tübingen, Germany, on the 11th day of August, 2020.

Immatics N.V.

By:	/s/ Harpreet Singh

Name:	Harpreet Singh
Title:	Chief Executive Officer and Managing Director

Pursuant to the requirements of the Securities Act, this Amendment No. 1 to the Registration Statement on Form F-1 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Capacity	Date

/s/ Harpreet Singh Harpreet Singh	Chief Executive Officer and Managing Director (Principal Executive Officer)	August 11, 2020

/s/ Thomas Ulmer Thomas Ulmer	Chief Financial Officer (Principal Financial and Accounting Officer)	August 11, 2020

* Michael G. Atieh	Supervisory Director	August 11, 2020

* Paul R. Carter	Supervisory Director	August 11, 2020

* Peter Chambré	Supervisory Director	August 11, 2020

* Christof Hettich	Supervisory Director	August 11, 2020

* Heather L. Mason	Supervisory Director	August 11, 2020

* Adam Stone	Supervisory Director	August 11, 2020

* Pursuant to Power of Attorney

By:	/s/ Harpreet Singh

Name:	Harpreet Singh
Title:	Attorney-in-Fact

AUTHORIZED REPRESENTATIVE

Pursuant to the requirement of the Securities Act, the undersigned, the duly undersigned representative in the United States of Immatics N.V., has signed this Amendment No. 1 to the Registration Statement in the city of New York City, United States, on the 11th day of August, 2020.

Immatics N.V.

By:	/s/ Edward A. Sturchio

Name:	Edward A. Sturchio
Title:	Authorized Representative in the United States